EXHIBIT 99.10

Ambac Financial Group, Inc. One State Street Plaza New York, NY 10004 212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon
(212) 208-3333
ppoillon@ambac.com
Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES
THIRD QUARTER NET INCOME OF $131.7 MILLION, UP 19%

Third Quarter Net Income Per Diluted Share of $1.21, up 19%,

Third Quarter Adjusted Gross Premiums Written(1) $305.6 million, up 69%

NEW YORK, October 16, 2002—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced third quarter 2002 net income of $131.7 million, or $1.21 per diluted share. This represents a 19% increase from third quarter 2001 net income of $111.0 million, or $1.02 per diluted share.

Net Income Per Diluted Share

Ambac presents net income and net income per diluted share. These measures are computed in accordance with accounting principles generally accepted in the United States of America (GAAP). However, the earnings research and estimate services have not adjusted their calculations to report strictly GAAP accounting. In order to assist investors in their understanding of quarterly results, Ambac will provide other useful information.

Earnings measures reported by earnings research and estimate services typically exclude: (i) net gains and losses from sales of investment securities and mark-to-market gains and losses on credit derivative contracts (“net security gains and losses”); and (ii) accelerated premiums earned on guaranteed obligations that have been refunded (“refundings”). During the third quarter 2002, net security gains and losses had a net income effect of ($0.1) million, no impact on per share data. Refundings had a net income effect of $8.9 million, or $0.08 per diluted share for the third quarter 2002. Table I, below, provides third quarter and nine months comparisons for the years 2002 and 2001.

Ambac Third Quarter 2002 Earnings/2

Table I

	Third Quarter			Nine Months
	2002	2001	% Change	2002	2001	% Change

Net income per diluted share	$1.21	$1.02	+19%	$3.38	$2.90	+17%

Effect of net security losses	$0.00	$0.01	n.a.	$0.05	$0.03	n.a.

Sub-total excluding item*	$1.21	$1.03	+17%	$3.43	$2.93	+17%

Effect of refundings	($0.08)	($0.05)	n.a.	($0.18)	($0.14)	n.a.

Total excluding items	$1.13	$0.97	+16%	$3.25	$2.79	+16%

*	Consensus earnings that are reported by earnings research and estimate services are comparable to this line.

Commenting on the overall results, Ambac Chairman and CEO Phillip B. Lassiter noted, “Business activity was robust in all sectors without let up during the quarter. I see no reason for that to change anytime soon as client demand and pricing continues to be as favorable as I can ever recall.”

Revenues

Total revenues in the third quarter of 2002 were $220.4 million, an increase of 22% from $181.3 million in revenues for the third quarter of 2001.

Highlights

•
Adjusted gross premiums written(1) in the third quarter of 2002 were $305.6 million, up 69% from the third quarter of 2001 of $180.6 million. Strong premium growth was achieved in all of Ambac’s business lines—public, structured and international finance.

In public finance, Ambac continues to benefit from the significant increase in new issuance of municipal bonds. Healthy writings of transportation and healthcare drove the growth. Structured finance growth was spurred by strong demand in many areas of the consumer asset-backed market, primarily mortgage-backed, auto and credit card transactions. In international finance, deal activity remains strong as Ambac was able to close several large transactions in a wide array of bond types including transportation, utilities, mortgage-backed and collateralized debt obligations.

Ambac Third Quarter 2002 Earnings/3

A breakdown of adjusted gross premiums written by market sector is included below as Table II.

Table II
Adjusted Gross Premiums Written

$-millions	Third Quarter			Nine Months
	2002	2001	% Change	2002	2001	% Change
Public Finance	$126.8	$79.5	+59%	$335.7	$249.5	+35%
Structured Finance	85.6	51.4	+67%	266.5	212.6	+25%
International	93.2	49.7	+88%	192.0	184.0	+4%

Total	$305.6	180.6	+69%	$794.2	$646.1	+23%

•
Net premiums written in the third quarter of 2002 of $178.3 million were 52% higher than net premiums written of $117.0 million in the same period of 2001. Gross premiums written for the third quarter of 2002 were offset by $26.9 million in ceded premiums. In the third quarter of 2001, ceded premiums were $35.9 million.

    Net premiums written for the nine months of 2002 of $479.0 million were 12% higher than net premiums written of $426.9 million in the same period of 2001.

•
Net premiums earned and other credit enhancement fees for the third quarter of 2002 were $129.7 million, which represented a 25% increase from the $103.9 million earned in the third quarter of 2001. Net premiums earned increased for all market segments. Public finance earned premium growth resulted from increased activity in that market over the past several quarters, enhanced by the company’s continued focus on structured municipal obligations – a growing market that exhibits solid pricing and risk adjusted returns. Earned premium growth for structured finance continues to be driven by strong writings in consumer asset backed transactions and other structured transactions. The growth was partially offset by the continued high level of pay-downs of the existing mortgage-backed book. International net earned premium and other credit enhancement fee growth also accelerated during the quarter, primarily as a result of strong activity in Europe, Japan and Australia.

    Net premiums earned include accelerated premiums, which result from refundings and calls recognized during the quarter. Accelerated premiums were $15.7 million in the third quarter of 2002 (which had a net income per diluted share effect of $0.08), up 50% from $10.5 million ($0.05 per diluted share) in accelerated premiums in the third quarter of 2001. Included in third quarter 2002 accelerated premiums was $4.3 million from international transactions. There were no international accelerated premiums in the comparable prior period. The relatively high level of accelerated earnings has generally been prompted by the current low interest rate environment. When interest rates rise in the future, accelerated earnings will decline.

Ambac Third Quarter 2002 Earnings/4

Net premiums earned and other credit enhancement fees for the nine months of 2002 were $359.9 million, representing a 23% increase from the $292.1 million earned during the first nine months of 2001. Accelerated premiums were $34.2 million for the nine months of 2002 ($0.18 per diluted share), up 26% from $27.2 million ($0.14 per diluted share) in accelerated premiums for the nine months of 2001.

A breakdown of net premiums earned and other credit enhancement fees by market sector are included below as Table III. Normal net premiums earned exclude accelerated premiums that result from refundings and calls.

Table III
Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Third Quarter			Nine Months
	2002	2001	% Change	2002	2001	% Change
Public Finance	$39.0	$35.1	+11%	$114.3	$101.5	+13%
Structured Finance	45.6	37.8	+21%	130.3	109.0	+20%
International	29.4	20.5	+43%	81.1	54.4	+49%

Total Normal	114.0	93.4	+22%	325.7	264.9	+23%
Premiums/Fees
Accelerated Premiums	15.7	10.5	+50%	34.2	27.2	+26%

Total	$129.7	$103.9	+25%	$359.9	$292.1	+23%

•
Net investment income for the third quarter of 2002 was $75.9 million, representing an increase of 13% from $67.3 million in the comparable period of 2001. This increase was due primarily to the growth in the investment portfolio from ongoing operations, partially offset by a lower reinvestment rate stemming from the current interest rate environment. Investment income was also positively impacted by the proceeds from Ambac’s $200 million debt offering in October 2001.

Net investment income for the nine months of 2002 was $222.0 million, representing an increase of 13% from $196.9 million in the comparable period of 2001.

•
Financial services revenues, excluding net securities gains and losses, were $13.6 million in the third quarter of 2002, up 33% from $10.2 million in revenues for the third quarter of 2001. Financial services revenues include revenues from swaps, investment agreements and cash

Ambac Third Quarter 2002 Earnings/5

management. Investment agreement revenue doubled on improved interest spreads and higher volume, while swap and money management revenues were relatively flat during the quarter.

Financial services revenues, excluding net securities gains and losses, were $41.1 million in the nine months of 2002, up 13% from the $36.5 million of revenues in the nine months of 2001.

Expenses

Highlights

•
Financial guarantee expenses of $24.6 million for the third quarter of 2002 increased by 13% over the $21.7 million of expenses for the same quarter of 2001. This increase was primarily due to higher compensation costs and normal additions to the general loss provision.

Financial guarantee expenses of $73.3 million for the first nine months of 2002 increased by 12% over the $65.2 million of expenses for the same period of 2001.

•	Financial services expenses for the third quarter of 2002 of $5.4 million increased by 8% from $5.0 million in expenses for the third quarter of 2001.

Financial services expenses for the first nine months of 2002 of $16.2 million decreased by 2% from $16.6 million in expenses for the same period of 2001.

Other Items

•
Total net securities gains/(losses) for the third quarter of 2002 were ($0.2) million, no per share impact, consisting of net realized gains on investment securities of $6.7 million and net mark-to-market losses on credit derivatives of ($6.9) million. For the third quarter of 2001 net securities losses were ($1.4) million, or ($0.01) per diluted share, consisting of net realized gains on investment securities of $1.7 million and net mark-to-market losses on credit derivatives of ($3.1) million.

Total net securities gains/(losses) for the nine months of 2002 were ($9.0) million, or ($0.05) per diluted share, consisting of net realized gains on investment securities of $10.0 million and mark-to-market losses on credit derivatives of ($19.0) million. For the nine months of 2001 net securities losses were ($4.5) million, or ($0.03) per diluted share, consisting of net realized losses on investment securities of ($1.5) million and mark-to-market losses on credit derivatives of ($3.0) million.

•
Interest expense for the third quarter of 2002 was $10.8 million, up 15% from $9.4 million for the third quarter of 2001. The increase is attributable to Ambac’s issuance of $200 million in 50-year debentures in October 2001.

Ambac Third Quarter 2002 Earnings/6

Balance Sheet

Highlights

•
Total assets as of September 30, 2002 were $14.69 billion, up 19% from total assets of $12.35 billion at December 31, 2001. This increase was due primarily to cash generated from business written during the period and increased volume in the guaranteed investment contract business. As of September 30, 2002, stockholders’ equity was $3.62 billion, a 21% increase from year-end 2001 stockholders’ equity of $2.98 billion. The increase stemmed primarily from net income during the period and an increase in the fair market value of the investment portfolio due to a decline in interest rates during the period.

Stock Options

Ambac has decided to voluntarily adopt the fair value based method of accounting for stock-based compensation plans as prescribed in Statement of Financial Accounting Standards number 123 “Accounting for Stock-Based Compensation” (FAS 123) beginning in the first quarter of 2003. The fair value based method requires expensing the estimated cost of employee stock options. Currently, Ambac estimates the net income effect of prospectively adopting FAS 123 will be approximately $0.01 per diluted share on a quarterly basis, for options granted in 2003.

2002 Earnings Guidance

Ambac management’s guidance on 2002 GAAP net income includes ($0.05) per diluted share year-to-date net security losses but is exclusive of such future gains or losses. Management cannot forecast market factors such as interest rates and credit spreads with sufficient accuracy to make such forecast useful. As such, management currently anticipates net income per diluted share for 2002 of $4.56—$4.60.

Cash Dividend Declared

At its October 2002 Board meeting, the Board of Directors of Ambac Financial Group, Inc. approved the regular quarterly cash dividend of $0.10 per share of common stock. The dividend is payable on December 4, 2002 to stockholders of record on November 11, 2002.

Ambac Third Quarter 2002 Earnings/7

Forward-Looking Statements

This release, in particular the Chairman’s remarks and the section titled “2002 Earnings Guidance”, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Footnotes

(1)
Adjusted gross premiums written, which is not promulgated under GAAP, is used by management, equity analysts and investors to measure Ambac’s financial results. Adjusted gross premiums written, which Ambac reports as analytical data, are defined as gross (direct and assumed) up-front premiums written plus the present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period. The definition of adjusted gross premiums written used by Ambac may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantors.

Ambac Financial Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
For the Periods Ended September 30, 2002 and 2001
(Dollars in Thousands Except Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Revenues:
Financial Guarantee:
Gross premiums written	$205,110	$152,918	$550,154	$499,253
Ceded premiums written	(26,854)	(35,874)	(71,108)	(72,342)

Net premiums written	$178,256	$117,044	$479,046	$426,911

Net premiums earned	$122,396	$98,019	$339,680	$276,547
Other credit enhancement fees	7,307	5,876	20,171	15,524

Net premiums earned and other credit enhancement fees	129,703	103,895	359,851	292,071
Net investment income	75,895	67,318	222,035	196,852
Net securities (losses) gains (1)	(1,500)	3,578	(10,581)	(10)
Other income	472	502	2,586	3,918
Financial Services:
Revenue	13,582	10,231	41,139	36,457
Net securities gains (losses)	1,402	(3,589)	2,168	(3,151)
Other:
Revenue	974	786	2,659	3,093
Net securities losses	(127)	(1,383)	(571)	(1,383)

Total revenues	220,401	181,338	619,286	527,847

Expenses:
Financial Guarantee:
Losses and loss adjustment expenses	6,100	5,100	17,700	14,500
Underwriting and operating expenses	18,467	16,602	55,631	50,671
Financial Services	5,380	5,023	16,215	16,627
Interest	10,774	9,370	32,256	28,338
Other	1,884	921	5,365	4,372

Total expenses	42,605	37,016	127,167	114,508

Income before income taxes	177,796	144,322	492,119	413,339
Provision for income taxes	46,105	33,314	123,715	97,179

Net income	$131,691	$111,008	$368,404	$316,160

Net income per share:
Basic	$1.24	$1.05	$3.48	$2.99

Diluted	$1.21	$1.02	$3.38	$2.90

Weighted average number of common shares outstanding:
Basic	105,865,884	105,781,745	105,940,661	105,753,654

Diluted	108,959,876	109,077,058	109,148,469	108,980,936

(1)
Includes net gains (losses) on investment securities sold of $5,408, $6,633, $8,380 and $3,009 for the third quarter of 2002 and 2001 and the nine months ended September 30, 2002 and 2001, respectively, and change in fair value of credit derivatives of ($6,908), ($3,055), ($18,961) and ($3,019) for the third quarter of 2002 and 2001 and the nine months ended September 30, 2002 and 2001, respectively.

Ambac Financial Group, Inc. and Subsidiaries
Consolidated Balance Sheets
September 30, 2002 and December 31, 2001
(Dollars in Thousands Except Share Data)

	September 30, 2002	December 31, 2001
	(Unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $10,163,780 in 2002 and $8,355,596 in 2001)	$10,710,694	$8,469,157
Fixed income securities pledged as collateral, at fair value (amortized cost of $809,274 in 2002 and $1,393,193 in 2001)	815,742	1,401,528
Short-term investments, at cost (approximates fair value)	137,369	415,002
Other	2,159	2,163

Total investments	11,665,964	10,287,850
Cash	32,342	76,580
Securities purchased under agreements to resell	24,504	11,200
Receivable for investment agreements	21,369	4,101
Receivable for securities sold	508,156	8,922
Investment income due and accrued	127,961	144,463
Reinsurance recoverable	2,195	2,259
Prepaid reinsurance	273,931	267,655
Deferred acquisition costs	172,718	163,477
Loans	848,399	901,194
Derivative product assets	961,250	383,959
Other assets	49,290	100,460

Total assets	$14,688,079	$12,352,120

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$1,926,789	$1,780,272
Losses and loss adjustment expense reserve	167,045	152,352
Ceded reinsurance balances payable	11,248	10,146
Obligations under investment and payment agreements	5,246,902	4,089,777
Obligations under investment repurchase agreements	1,085,946	1,422,151
Securities sold under agreement to repurchase	460,495	425,000
Deferred income taxes	270,930	123,077
Current income taxes	36,675	98,145
Debentures	612,717	619,315
Accrued interest payable	70,278	84,225
Derivative product liabilities	799,719	325,922
Other liabilities	138,175	175,135
Payable for securities purchased	241,036	62,915

Total liabilities	11,067,955	9,368,432

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,062	1,060
Additional paid-in capital	601,792	538,135
Accumulated other comprehensive income	319,793	62,476
Retained earnings	2,719,540	2,403,473
Common stock held in treasury at cost	(22,063)	(21,456)

Total stockholders’ equity	3,620,124	2,983,688

Total liabilities and stockholders’ equity	$14,688,079	$12,352,120

Number of shares outstanding (net of treasury shares)	105,806,172	105,584,049

Book value per share	$34.21	$28.26

Ambac Financial Group, Inc. and Subsidiaries
Supplemental Analytical Data: Components of Adjusted Book Value Per Share (1)
September 30, 2002 and December 31,2001

	September 30, 2002	December 31, 2001
Book value	$34.21	$28.26
After-tax value of:
Net unearned premium reserve less deferred acquisition costs	9.09	8.31
Present value of future installment premiums	6.86	6.07
Unrealized loss on investment
agreement liabilities	(2.85)	(0.61)

Adjusted book value	$47.31	$42.03

(1)
Adjusted book value (ABV), which is not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP), is used by management, equity analysts and investors as a measurement of the Company’s intrinsic value with no benefit given for ongoing business activity. Management derives ABV by beginning with stockholders’ equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve; deferred acquisition costs; the present value of estimated net future installment premiums; and the unrealized gain or loss on investment agreement liabilities. These adjustments will not be realized until future periods and may differ materially from the amounts used in determining ABV. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers.

Ambac Assurance Corporation
Statutory Accounting, Financial and Capital Information (1)
September 30, 2002 and December 31, 2001
(Dollars in Thousands, Except Ratios)

	September 30, 2002	December 31, 2001
Capital and Claim-Paying Resources:
Contingency reserve	$1,443,395	$1,265,652
Capital and surplus	2,153,428	1,996,284

Qualified statutory capital	3,596,823	3,261,936
Unearned premiums	2,020,980	1,860,090
Losses and loss adjustment expenses	45,003	27,835

Policyholders’ reserves	5,662,806	5,149,861
Third party capital support (2)	800,000	800,000
Present value of future installment premiums (3)	1,117,557	986,760

Total claims paying resources	$7,580,363	$6,936,621

Net financial guarantees in force	$524,568,718	$476,189,690
Capital ratio (4)	146:1	146:1
Financial resources ratio (5)	69:1	69:1

(1)
Statutory accounting information for Ambac Assurance Corporation and Connie Lee Insurance Company are combined for purposes of this schedule. Qualified statutory capital for Ambac Assurance, on a stand alone basis, as of September 30, 2002 and December 31, 2001 are $3.564 billion and $3.240 billion, respectively.

(2)
Third party capital support at September 30, 2002 represents pre-funded capital which provides for the unconditional ability to issue up to $800 million of preferred stock to high quality asset-backed trusts.

(3)	Includes the present value of future credit enhancement fees from structured credit derivatives.
(4)	Capital ratio is net financial guarantees in force divided by qualified statutory capital.
(5)	Financial resources ratio is net financial guarantees in force divided by total claims paying resources.

Ambac Assurance Corporation and Subsidiaries
Capitalization Table—GAAP
September 30, 2002 and December 31, 2001
(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of September 30, 2002 and December 31, 2001, respectively, on the basis of accounting principles generally accepted in the United States of America.

	September 30,	December 31,
	2002	2001
	(unaudited)

Unearned premiums	$1,936	$1,790
Other liabilities	1,702	973

Total liabilities	3,638	2,763

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	922	928
Accumulated other comprehensive income	273	81
Retained earnings	2,708	2,386

Total stockholder’s equity	3,985	3,477

Total liabilities and stockholder’s equity	$7,623	$6,240